3333 Susan Street T (714) 662-5600 emulex.com Costa Mesa, CA 92626 F (714) 556-0252

January 3, 2014

Kyle Wescoat
6875 Cambria Cove Circle
Huntington Beach, CA 92648

Dear Kyle:

It is with great pleasure that we extend this formal offer to join Emulex Corporation or one of its affiliates together “Emulex” or the “Company”, as Senior Vice President and Chief Financial Officer, reporting to Jeff Benck, President and CEO, with duties and responsibilities as discussed during your interview. These responsibilities and duties may be changed from time-to-time by Emulex.

Your base salary will be $13,461.54 bi-weekly ($350,000 annually), paid on Emulex’s regular payroll dates.

The following will also be offered to you:

Executive Incentive Plan:
You will be eligible for a targeted incentive compensation bonus of 60% of your base salary, reviewed quarterly. The Incentive Criteria will be based on meeting certain corporate financial measures as determined by the Emulex Board of Directors. Terms and conditions of the plan will be communicated to you following your joining Emulex.

Long Term Incentive:
You will be recommended for a grant valued at $900,000, delivered in restricted stock units (80%), and stock options (20%). All equity comes with a three year vesting period, which will be granted when authorized by the Emulex Board of Directors or its Compensation Committee. Approved equity will be granted effective on the fifteenth day of the calendar month following the date you actually commence employment with Emulex, or the date the grant is approved by the Compensation Committee, whichever occurs later. Any equity granted will be governed by the terms of the applicable stock plan.

Change in Control:
You will be recommended as a participant in the Emulex Change In Control Retention Plan, to be effective on the date approved by the Compensation Committee.

Severance Agreement:
You will be offered a separate Severance Agreement that will entitle you to receive certain severance benefits (one year salary, COBRA, and equity acceleration) if your employment is terminated during your first two years of employment without “Cause” by Emulex or by you for “Good Reason” (each as such term will be defined in the Severance Agreement).

Benefits:
Information regarding our benefits program, which is available to all full-time employees, will be sent to you upon completion of your pre-employment screen. Included in this program are a medical/dental/vision plan, life insurance and a 401(k) Retirement Savings Plan.

As an employee of the Company, you are eligible to receive life insurance equal to four times (4x) your annual base salary up to a maximum insurance amount of $800,000. In addition you will be eligible for short and long term disability. These plans are paid for entirely by the Company and are insured through Sun Life Insurance Company.

Kyle Wescoat
January 3, 2014

Non-Disclosure:
It is the policy of Emulex that all employees sign and conform to the Company's Employee Creation and Non-Disclosure Agreement. A copy is enclosed for your signature and return. As indicated in this agreement, all employees must respect the confidential nature of documents and projects they were engaged in while employed by a previous employer.

Nature of Employment:
Your employment is for an unspecified term and is to continue only at the mutual will of both you and the Company. This means that either you or the Company may terminate the employment relationship at any time, for any reason, with or without cause or notice. This at-will aspect of your employment, which includes the right of the Company to demote or transfer you with or without cause or prior notice, may not be modified, amended or rescinded except by an individualized written agreement to the contrary signed by both you and the Company's CEO.

This offer is contingent upon your signing the Employee Creation and Non-Disclosure Agreement, successful completion of the pre-employment screen and providing verification of your legal right to work in the United States. An employment application is enclosed to complete and return at your earliest convenience.

This letter and the terms and conditions of employment contained herein supersede and replace any prior understandings or discussions between you and the Company regarding your employment. This letter (including the Employee Creation and Non-Disclosure Agreement) sets forth the complete agreement between you and the Company regarding your employment, and may only be amended by an instrument in writing, signed by both you and the Company's CEO.

If there are any questions relative to this offer or any aspect of the Company, please feel free to contact me at your convenience. I would appreciate your confirmation of acceptance by returning the signed acknowledged copy of this letter once received. We look forward to your joining our dynamic organization and are confident you will contribute to the growth and success of Emulex.

Sincerely,

Susan H. Bowman
Senior Vice President, Human Resources/Facilities
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Acceptance                    Date:

January 6, 2014
Anticipated Start Date

Enc.